     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2002
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              DT INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                                           44-0537828
          (State or Other Jurisdiction                              (I.R.S. Employer
        of Incorporation or Organization)                          Identification No.)

                             907 WEST FIFTH STREET
                               DAYTON, OHIO 45407
                                 (937) 586-5600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               DENNIS S. DOCKINS
                                GENERAL COUNSEL
                              DT INDUSTRIES, INC.
                             907 WEST FIFTH STREET
                               DAYTON, OHIO 45407
                                 (937) 586-5600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                    COPY TO:

                                 ADAM R. KLEIN
                          KATTEN MUCHIN ZAVIS ROSENMAN
                       525 WEST MONROE STREET, SUITE 1600
                          CHICAGO, ILLINOIS 60661-3693
                                 (312) 902-5200
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                            AMOUNT TO BE     AGGREGATE PRICE PER   AGGREGATE OFFERING       AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED        REGISTERED(1)           SHARE(2)             PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share(3).............................      15,760,658             $3.53             $55,635,122             $5,119
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes an indeterminate number of shares of the registrant's common stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(c) based on the average of the high and low prices per share of common stock of the registrant on the Nasdaq National Market on June 26, 2002, solely for purposes of calculating the registration fee.

(3) Each share of the registrant's common stock includes the right to purchase shares of the registrant's Series A Preferred Stock, par value $0.01 per share, pursuant to the terms of the Rights Agreement dated as of August 18, 1997, as amended as of November 5, 1998 and November 17, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 28, 2002

PROSPECTUS

                               15,760,658 SHARES

                              DT INDUSTRIES, INC.
                                  COMMON STOCK

     This prospectus relates to the offer and sale from time to time of up to 15,760,658 shares of our common stock, including the associated preferred stock purchase rights, by the stockholders identified in this prospectus. Of these shares, 2,500,000 are issuable upon the conversion of preferred securities of our subsidiary trust by certain of the selling stockholders. We will not receive any proceeds from the sale of the shares.

     Our common stock is listed on the Nasdaq National Market under the symbol "DTII." On June 27, 2002, the closing price of our common stock as reported on the Nasdaq National Market was $3.50 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is           , 2002

     You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

     Our principal executive offices are located at 907 West Fifth Street, Dayton, Ohio 45407, and our telephone number is (937) 586-5600. All references in this prospectus to our common stock include the associated preferred stock purchase rights.

                             ---------------------

                               TABLE OF CONTENTS

Where You Can Find More Information.........................     1
Risk Factors................................................     2
Cautionary Note Regarding Forward-Looking Statements........     7
Recent Developments.........................................     7
Unaudited Pro Forma Consolidated Financial Information......     8
Use of Proceeds.............................................    12
Selling Stockholders........................................    12
Plan of Distribution........................................    14
Legal Matters...............................................    15
Experts.....................................................    15
Documents Incorporated by Reference.........................    16

                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the SEC's regional offices at 175 West Jackson Street, Suite 900, Chicago, Illinois 60661 and 223 Broadway, New York, New York 10279. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:// www.sec.gov."

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The registration statement contains more information about us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the addresses or web site listed above.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should carefully consider the risks and uncertainties described below, along with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively impact the value of your investment.

RISKS RELATED TO OUR BUSINESS

     OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     As of June 26, 2002, our total indebtedness was approximately $92.0 million. We expect to incur additional indebtedness in the future to fund our operations and capital expenditures. Our indebtedness could adversely affect our financial health by:

     - limiting our ability to obtain additional financing that we may need to operate and develop our business;

     - requiring us to dedicate or reserve a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities;

     - increasing our vulnerability to a downturn in general economic conditions or other adverse events in our business;

     - increasing our vulnerability to increases in interest rates because our borrowings under our senior credit facility are at variable interest rates; and

     - making us more leveraged than certain competitors in our industry, which could place us at a competitive disadvantage.

     Our senior credit facility matures on July 2, 2004 and we have periodic payment obligations while the senior credit facility is outstanding. If the cash flow from our operating activities is insufficient to meet our obligations under the senior credit facility, we may need to delay or reduce capital expenditures, restructure or refinance our debt, sell assets or seek additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner, or at all. If we do not have sufficient funds to satisfy our obligations under the senior credit facility, we may not be able to continue our operations as currently anticipated.

     THE COVENANTS AND RESTRICTIONS UNDER OUR SENIOR CREDIT FACILITY COULD LIMIT OUR OPERATING AND FINANCIAL FLEXIBILITY.

     Under the terms of our senior credit facility, we must maintain minimum levels of EBITDA (earnings before interest, taxes, depreciation and amortization) and quarterly net worth, not exceed annual capital expenditure limitations and comply with various financial performance ratios. Our failure to comply with these covenants could trigger an event of default that, if not waived or cured, would entitle our lenders to, among other things, accelerate the maturity of the debt outstanding under our senior credit facility so that it is immediately due and payable. In addition, no further borrowings would be available under the revolving portion of our senior credit facility. If our indebtedness is accelerated, we may not have sufficient funds to satisfy our obligations and we may not be able to continue our operations as currently anticipated.

     In addition, our senior credit facility contains restrictive covenants that could limit our ability to engage in transactions that we believe are in our long-term best interest, including the following:

     - certain types of mergers or consolidations;

     - paying dividends or other distributions to our stockholders;

     - making investments;

     - selling or encumbering assets;

     - changing lines of business;

     - borrowing additional money; and

     - engaging in transactions with affiliates.

     These restrictions could limit our ability to react to changes in our operating environment or take advantage of business opportunities.

     OUR BORROWING BASE OF ASSETS MAY NOT BE SUFFICIENT TO PERMIT US TO BORROW SUFFICIENT FUNDS UNDER OUR SENIOR CREDIT FACILITY TO OPERATE OUR BUSINESS.

     All advances in excess of $53.0 million made under the revolver portion of our senior credit facility and letters of credit are subject to a monthly asset coverage test based on eligible accounts receivable and eligible inventory. Our borrowing base of assets may not be sufficient to permit us to borrow sufficient funds to operate our business and meet our capital resources needs.

     WE EXPECT TO REPORT AN OPERATING LOSS FOR OUR 2002 FISCAL YEAR AND MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY IN THE NEAR FUTURE.

     We reported an operating loss of approximately $64.1 million for the fiscal year ended June 24, 2001 and approximately $3.2 million for the nine months ended March 24, 2002, and we expect to incur operating losses for the remainder of fiscal 2002. We have recently implemented a plan to restructure our business by consolidating manufacturing and fabrication operations, establishing four business segments and reducing our workforce. To the extent that our corporate restructuring does not generate the cost savings or net sales that we anticipate, we may incur losses and may not achieve profitability in the near future. Furthermore, if we achieve profitability in the near future, we may not be able to sustain it.

     WE HAVE A NUMBER OF DIFFERENT OPERATING DIVISIONS AND MANUFACTURING FACILITIES AND MAY HAVE DIFFICULTY CONDUCTING OUR OPERATIONS ON AN INTEGRATED BASIS.

     Upon completion of our corporate restructuring, we will have six operating divisions with 12 manufacturing facilities. Some of our operating facilities have different systems and procedures in various operational areas that must be rationalized and integrated. We will need to integrate our facilities' manufacturing operations and technologies and modify our financial, information and management systems and controls to ensure uniform compliance with corporate procedures and policies. Fully integrating our operations may be difficult because we have facilities in the United Kingdom, Germany and six different states in the United States. If we are unable to fully integrate our operations smoothly, quickly, successfully, or at all, we may not be able to successfully and efficiently operate our business.

     A DOWNTURN IN GENERAL ECONOMIC CONDITIONS OR THE ECONOMIC CONDITION OF THE MARKETS THAT WE SERVE COULD MATERIALLY ADVERSELY AFFECT OUR REVENUES.

     Our revenues and results of operations are susceptible to negative trends in the general economy and the markets that we serve that affect consumer spending. For example, the slowing of the U.S. economy and the effects of the events of September 11, 2001 have resulted in restrained customer capital spending, which has adversely affected sales of our equipment to the pharmaceutical and nutritional, plastics packaging, automotive, heavy trucks and other industries. A prolonged economic slowdown or continued economic uncertainty could cause our customers to further reduce or delay orders for our products or delay payment for our delivered products. If this occurs, our revenues and cash flows could be further materially adversely affected.

     WE MAY NOT RECOGNIZE A MATERIAL AMOUNT OF OUR BACKLOG, WHICH COULD HARM OUR BUSINESS.

     Our backlog was $147.2 million as of March 24, 2002. Our backlog is based upon customer purchase orders that we believe are firm. The level of our backlog at any current time, however, is not necessarily indicative of our future operating performance for any particular reporting period because we may not be able to recognize as sales the orders in our backlog when expected or at all due to various contingencies, many of which are beyond our control. For example, certain of our purchase orders are subject to cancellation by the customer upon notification or are subject to delays in completion and shipment at the request of the customer. If we fail to recognize a material amount of our backlog, our net sales may be materially harmed.

     OUR OVERALL PERFORMANCE AND QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our net sales and results of operations have varied significantly from quarter to quarter. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

     - the level of product and price competition;

     - the length of our sales cycle and manufacturing processes;

     - the size and timing of individual transactions;

     - seasonal trends;

     - the mix of products sold;

     - defects and other product quality problems;

     - the timing of new product introductions and enhancements by us and our competitors;

     - customers' fiscal constraints;

     - changes in foreign currency exchange rates; and

     - general economic conditions.

     As a result of these and other factors, many of which are beyond our control, our results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year. These fluctuations in our quarterly results could cause our quarterly earnings to fall below market expectations, which in turn could adversely affect the market price of our common stock.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ACCURATELY ESTIMATE THE MATERIAL AND LABOR COSTS OR DURATION OF A PROJECT OR FAIL TO COMMUNICATE CHANGES TO THESE SPECIFICATIONS TO OUR CUSTOMERS.

     A substantial portion of our net sales are derived from fixed-contract projects. Because of the complexity of many of our projects, accurately estimating the material and labor costs of a particular project can be a difficult task. If we fail to accurately estimate the costs of one or more projects during the bidding process, we could be forced to devote additional materials and labor hours to these projects for which we will not receive additional compensation. To the extent that an expenditure of additional resources is required on a project, this could reduce the profitability of, or result in a loss on, the project. In the past, we have, on occasion, engaged in significant negotiations with customers regarding changes to the costs or duration of specific projects. To the extent we do not sufficiently communicate to our customers, or our customers fail to adequately appreciate, the nature and extent of any of these changes to a project, our reputation may be harmed and we may suffer losses on the project.

     THE LOSS OF A KEY CUSTOMER COULD ADVERSELY AFFECT OUR OPERATING RESULTS BECAUSE WE DEPEND ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR NET SALES.

     We have generated a substantial portion of our net sales from a relatively small number of customers. For example, our sales to our top five customers in fiscal 2001 accounted for 43% of our consolidated net sales. The loss of, or reduced orders for products from, one or more of our significant customers could have a material adverse effect on our operating results. Our reliance on a limited number of customers also magnifies the risks of not being able to collect accounts receivable from any one customer.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE EXPERIENCE EXCESS PRODUCT WARRANTY OR LIABILITY CLAIMS.

     We are subject to warranty claims in the ordinary course of our business. Although we maintain reserves for such claims, the warranty expense levels may not remain at current levels or our reserves may not be adequate. A large number of warranty claims exceeding our current warranty expense levels could materially harm our business. In addition, we are subject to product liability claims from time to time for various injuries alleged to have resulted from defects in the manufacture and/or design of our products. Any resolution of these claims in a manner adverse to us could have an adverse effect on our business, financial condition and results of operations. These claims may also be costly to defend against and may divert the attention of our management and resources in general.

     INTENSE COMPETITION IN OUR INDUSTRY COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY.

     The market for our automation and packaging machines and systems is highly competitive. Our competitors vary in size and resources, some of which are larger than we are and have access to greater resources than we do. As a result, our competitors may be in a stronger position to respond more quickly to changes in customer needs and may be able to devote more resources to the development, marketing and sale of their products. We may also encounter competition from new market entrants. We may not be able to compete effectively with current or future competitors, which could impair our ability to grow and achieve profitability.

     OUR FAILURE TO RETAIN KEY PERSONNEL MAY NEGATIVELY AFFECT OUR BUSINESS.

     Our success depends on our ability to retain senior executives and other key employees who are critical to our continued development and support of our products, the management of our diverse operations and our ongoing sales and marketing efforts. The loss of key personnel could cause disruptions in our operations, the loss of existing customers, the loss of key information, expertise and know-how, and unanticipated additional recruitment and training costs. Furthermore, our amended senior credit facility provides that an event of default will exist under the facility if any two of Stephen J. Perkins, our President and Chief Executive Officer, John M. Casper, our Senior Vice
President -- Finance and Chief Financial Officer, and John F. Schott, our Chief Operating Officer, are no longer employed by, and fulfilling their current positions with, us, other than as a result of their death, disability or our board of directors exercising its fiduciary duty. Thus, under these circumstances, if we lose any two of these senior executives, our lenders could accelerate the maturity of the debt outstanding under our senior credit facility unless we obtain satisfactory replacement executives.

     THE CLASS ACTION LAWSUIT CURRENTLY PENDING AGAINST US COULD MATERIALLY HARM US.

     We are currently a defendant in a class action lawsuit regarding the restatement of our financial statements in August and September 2000. This lawsuit seeks unspecified damages as a result of various alleged securities law violations arising from the restatement of our financial statements. We are not able to predict the final outcome of this lawsuit or estimate the amount of potential loss and may not have adequate liability insurance to cover any losses resulting from the lawsuit. Furthermore, the class action lawsuit may be costly, time consuming and distracting to management.

     WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL AND EMPLOYEE SAFETY AND HEALTH REGULATIONS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITIES AND COMPLIANCE EXPENDITURES.

     We are subject to various federal, state and local environmental laws and regulations concerning air emissions, wastewater discharges, storage tanks and solid and hazardous waste disposal at our facilities. Our operations are also subject to various employee safety and health laws and regulations, including those concerning occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health regulations are comprehensive, complex and frequently changing. We may be subject from time to time to administrative and/or judicial proceedings or investigations brought by private parties or governmental agencies with respect to environmental matters and employee safety and health issues. These proceedings and investigations could result in substantial costs to us, divert our management's attention and, if it is determined we are not in compliance with applicable laws and regulations, result in significant liabilities, fines or the suspension or interruption of our manufacturing activities. Future events, such as changes in existing laws and regulations, new laws and regulation or the discovery of conditions not currently known to us, could create substantial compliance or remedial liabilities and costs.

RISKS RELATED TO OUR COMMON STOCK

     IF A MORE ACTIVE TRADING MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP OR IS NOT SUSTAINED, YOU MAY HAVE DIFFICULTY SELLING YOUR SHARES.

     Our common stock is currently traded on the Nasdaq National Market. The market for our common stock has historically been characterized by limited trading volume and a limited number of holders. A more active trading market for our common stock may not develop or be sustained after this offering. As a result, it may be difficult for you to sell your shares when you want and at a price at or above the price at which you acquired them.

     THE MARKET PRICE OF OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE, WHICH COULD PREVENT YOU FROM SELLING YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

     From June 1, 2001 through the date of this prospectus, the price per share of our common stock has ranged from a high of $7.66 to a low of $2.88. The market price of our common stock has been, and is likely to continue to be, volatile and subject to fluctuations due to the risk factors described in this section and the following factors, some of which are beyond our control:

     - changes in the general economic and political environment;

     - broad market fluctuations;

     - the perceived prospects of our company and the packaging and automation industries in general;

     - changes in analysts' recommendations or projections;

     - low trading volume; and

     - differences between our actual financial and operating results and those expected by investors and analysts.

     As a result, you may be unable to sell your shares of common stock at or above the price at which you acquired them.

     FUTURE SALES OF A LARGE NUMBER OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS OR THEIR AFFILIATES, OR THE PERCEPTION THAT THESE SALES MAY OCCUR, MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

     As of the date of this prospectus, there are 23,647,932 shares of our common stock issued and outstanding. Substantially all of these shares are freely tradable in the public market without restriction under the federal securities laws, subject to any contractual limitations entered into by certain of the selling stockholders. Certain of the selling stockholders and their affiliates each beneficially own a significant percentage of these freely tradable shares. Future sales by these stockholders of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW COULD DELAY OR DETER TENDER OFFERS OR TAKEOVER ATTEMPTS THAT MAY OFFER YOU A PREMIUM FOR YOUR COMMON STOCK.

     Certain provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to you. These impediments include:

     - the classification of our board of directors into three classes serving staggered three-year terms;

     - the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

     - a requirement that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders; and

     - the adoption of a provision of Delaware law that prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors.

     The existence of these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price of our common stock.

     OUR STOCKHOLDER RIGHTS PLAN COULD DELAY OR DETER TENDER OFFERS OR TAKEOVER ATTEMPTS THAT MAY OFFER YOU A PREMIUM FOR YOUR COMMON STOCK.

     Our stockholder rights plan, adopted by our board of directors in 1997, is designed to protect stockholders against unfair and coercive takeover tactics. Under the plan, our board of directors is authorized to issue preferred stock purchase rights to stockholders that would have the effect of substantially diluting the ownership of any person or group that acquires 15% or more of our common stock, unless the rights are first cancelled or redeemed by our board of directors in its discretion. Notwithstanding our board of director's objective in adopting the rights plan, the existence of the rights plan may delay or deter potential acquirors from making tenders offers or takeover attempts that would offer you a premium for your common stock. We have agreed to submit the rights plan to a vote of stockholders at our 2003 annual meeting of stockholders and each annual meeting every three years thereafter so long as the rights plan is in effect.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference certain "forward-looking statements" that reflect our current beliefs and expectations about our future results, performance, liquidity, financial condition, prospects and opportunities. These statements, which are based on information currently available to us, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from our use of the words "may," "could," "estimate," "believe," "expect," "anticipate," "should," "plan," or the negative of these terms, and similar expressions. Our actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, any forward-looking statements as a result of various risks, uncertainties and other factors. See the section of this prospectus captioned "Risk Factors" for a description of these risks, uncertainties and other factors. You should not place undue reliance on our forward-looking statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                              RECENT DEVELOPMENTS

     On June 20, 2002, we consummated a significant financial recapitalization transaction pursuant to which we:

     - amended the bank agreement with our lenders to, among other things, extend the maturity date under our senior credit facility from July 2, 2002 to July 2, 2004, repay approximately $18.5 million of our outstanding indebtedness under the senior credit facility using proceeds from the private placement of our common stock, reduce the total revolving loan commitment under the facility and modify various financial covenants;

     - sold an aggregate of 7,000,000 shares of our common stock at a purchase price of $3.20 per share in a private placement; and

     - issued an aggregate of 6,260,658 shares of our common stock in exchange for $35.0 million of the outstanding preferred securities of our subsidiary trust, plus approximately $15.1 million of accrued and unpaid distributions on the preferred securities, and amended the terms of the $35.0 million of trust preferred securities that have remained outstanding following the closing of the recapitalization to, among other things, reduce their conversion price from $38.75 to $14.00 per share and shorten their maturity date from May 31, 2012 to May 31, 2008.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information presents the impact of the significant financial recapitalization transaction described in the section of this prospectus captioned "Recent Developments" on our statement of operations for the nine months ended March 24, 2002 and the fiscal year ended June 24, 2001, and on our balance sheet as of March 24, 2002, as if the financial recapitalization transaction had occurred at the beginning of all such periods or as of that date. The unaudited pro forma consolidated financial information should be read along with our historical financial statements, and the related notes, incorporated by reference into this prospectus.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                    FOR THE NINE MONTHS ENDED MARCH 24, 2002

                                                   AS REPORTED                         PRO FORMA NINE
                                                NINE MONTHS ENDED    PRO FORMA          MONTHS ENDED
                                                 MARCH 24, 2002     ADJUSTMENTS        MARCH 24, 2002
                                                -----------------   -----------       -----------------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales.....................................     $   248,772      $        --          $   248,772
Cost of sales.................................         199,701               --              199,701
                                                   -----------      -----------          -----------
  Gross profit................................          49,071               --               49,071
Selling, general and administrative
  expenses....................................          42,278               --               42,278
Restructuring charges.........................          10,029               --               10,029
                                                   -----------      -----------          -----------
  Operating income (loss).....................          (3,236)              --               (3,236)
Interest expense..............................           9,371           (1,247)(1)            8,124
Accrued dividends on Company-obligated,
  mandatorily redeemable convertible preferred
  securities of subsidiary DT Capital Trust
  holding solely convertible junior
  subordinated debentures of the Company......           4,433           (3,230)(2)            1,203
                                                   -----------      -----------          -----------
Income (loss) before benefit for income
  taxes.......................................         (17,040)          (4,477)             (12,563)
Provision (benefit) for income taxes..........          (4,037)           1,567(3)            (2,470)
                                                   -----------      -----------          -----------
Income (loss) from continuing operations......     $   (13,003)     $     2,910          $   (10,093)
                                                   ===========      ===========          ===========
Income (loss) from continuing operations per
  common share:
  Basic.......................................     $     (1.25)                          $     (0.43)
  Diluted.....................................     $     (1.25)                          $     (0.43)
Weighted average common shares:
  Basic.......................................      10,371,706       13,260,658           23,632,364
  Diluted.....................................      10,371,706       13,260,658           23,632,364

---------------

(1) The application of the net proceeds from the private placement to repay approximately $18.5 million of outstanding indebtedness under our senior credit facility is estimated to lower interest expense based on an average annual interest rate of 9% for 9 months.

(2) As a result of the restructuring of the convertible preferred securities of DT Capital Trust, our subsidiary trust, we will recognize $401 of interest expense per quarter until May 2006.

(3) Tax provision at 35% federal statutory rate.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                    FOR THE FISCAL YEAR ENDED JUNE 24, 2001

                                                     AS REPORTED                    PRO FORMA FISCAL
                                                  FISCAL YEAR ENDED    PRO FORMA       YEAR ENDED
                                                    JUNE 24, 2001     ADJUSTMENTS     JUNE 24, 2001
                                                  -----------------   -----------   -----------------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales.......................................     $   511,102      $        --      $   511,102
Cost of sales...................................         434,357               --          434,357
                                                     -----------      -----------      -----------
  Gross profit..................................          76,745               --           76,745
Selling, general and administrative expenses....          90,494               --           90,494
Restructuring charges...........................           3,694               --            3,694
Goodwill impairment.............................          38,219               --           38,219
                                                     -----------      -----------      -----------
  Operating income (loss).......................         (64,135)              --          (64,135)
Interest expense................................          14,891           (1,663)(1)         13,228
Accrued dividends on Company-obligated,
  mandatorily redeemable convertible preferred
  securities of subsidiary DT Capital Trust
  holding solely convertible junior subordinated
  debentures of the Company.....................           5,506           (3,902)(2)          1,604
                                                     -----------      -----------      -----------
Income (loss) before benefit for income taxes...         (84,532)           5,565          (78,967)
Provision (benefit) for income taxes............         (13,189)           1,948(3)        (11,241)
                                                     -----------      -----------      -----------
Income (loss) from continuing operations........     $   (71,343)     $     3,617      $   (67,726)
                                                     ===========      ===========      ===========
Income (loss) from continuing operations per
  common share:
  Basic.........................................     $     (7.01)                      $     (2.89)
  Diluted.......................................     $     (7.01)                      $     (2.89)
Weighted average common shares:
  Basic.........................................      10,172,811       13,260,658       23,433,469
  Diluted.......................................      10,172,811       13,260,658       23,433,469

---------------

(1) The application of the net proceeds from the private placement to repay approximately $18.5 million of outstanding indebtedness under our senior credit facility is estimated to lower interest expense based on an average annual interest rate of 9% for 12 months.

(2) As a result of the restructuring of the convertible preferred securities of DT Capital Trust, our subsidiary trust, we will recognize $401 of interest expense per quarter until May 2006.

(3) Tax provision at 35% federal statutory rate.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 24, 2002

                                               AS REPORTED                                          PRO FORMA
                                                  AS OF         PRO FORMA                             AS OF
                                              MARCH 24, 2002   ADJUSTMENTS                        MARCH 24, 2002
                                              --------------   -----------                        --------------
                                                                        (IN THOUSANDS)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.................     $  5,195       $     --                             $  5,195
  Accounts receivable, net..................       56,262             --                               56,262
  Cost and earnings in excess of billings...       51,383             --                               51,383
  Inventories, net..........................       30,570             --                               30,570
  Prepaid expenses and other................       17,491         (8,093)(4)                            9,398
                                                 --------       --------                             --------
          Total current assets..............      160,901         (8,093)                             152,808
Property, plant & equipment, net............       43,164             --                               43,164
Goodwill....................................      123,804             --                              123,804
Other assets, net...........................        5,319          2,844 (3)                            8,563
                                                 --------       --------                             --------
                                                 $333,188       $ (5,249)                            $327,939
                                                 ========       ========                             ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Senior secured credit facility............     $ 68,836       $(18,475)(1),(3),(4)                 $ 50,361
  Current portion of other debt.............          426                                                 426
  Accounts payables.........................       18,753             --                               18,753
  Customer advances.........................       34,466             --                               34,466
  Accruals..................................       34,530            763 (3)                           35,293
                                                 --------       --------                             --------
          Total current liabilities.........      157,011        (17,712)                             139,299
Other long-term debt........................        6,648             --                                6,648
Other long-term liabilities.................        3,474             --                                3,474
Company-obligated, mandatorily redeemable
  convertible preferred securities of
  subsidiary DT Capital Trust holding solely
  convertible junior subordinated debentures
  of the Company............................       85,085        (50,085)(2)                           35,000
Stockholders' equity:
  Capital stock.............................          113            133 (1),(2)                          246
  Additional paid-in capital................      126,824         45,135 (1),(2),(3)                  171,959
  Accumulated deficit.......................      (19,968)        17,280 (2),(3),(4)                   (2,688)
  Cumulative translation adjustment.........       (2,327)            --                               (2,327)
  Unearned portion of restricted stock......         (604)            --                                 (604)
  Less -- treasury stock....................      (23,068)            --                              (23,068)
                                                 --------       --------                             --------
          Total stockholders' equity........       80,970         62,548                              143,518
                                                 --------       --------                             --------
                                                 $333,188       $ (5,249)                            $327,939
                                                 ========       ========                             ========

                              DT INDUSTRIES, INC.

                 UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS
                                 (IN THOUSANDS)

                                                                   DEBIT    CREDIT
                                                                   ------   ------
(1)  Senior Secured Credit Facility..............................  21,198
       Capital Stock.............................................               70
       Additional Paid-In Capital................................           21,128
     Issuance of 7,000,000 shares of $0.01 par value common stock at $3.20 per share, net of $1,202 of issuance costs.

(2)  Old Convertible Preferred Securities........................  85,085
       New Convertible Preferred Securities......................           35,000
       Capital Stock.............................................               63
       Additional Paid-In Capital................................           24,354
       Cancellation of Debt Income...............................           23,668
     To record the exchange of $85,085 of convertible preferred securities of our subsidiary trust for (a) $35,000 of such securities and (b) 6,260,658 shares
     (based on a conversion price of $8 per share) of $0.01 par value common stock at $3.90 per share.

(3)  Deferred Financing fees.....................................   3,244
     Paid in Capital.............................................     347
     Cancellation of Debt Income.................................     295
       Accrued Financing Fees....................................              763
       Senior Secured Credit Facility............................            2,723
     To record the incremental recapitalization financing fees, assuming all paid or accrued at closing.

(4).. Tax Provision...............................................  7,171
       Deferred Tax Asset -- NOLs................................            8,093
     To record the federal tax provision at 35% of the cancellation of debt income and the usage of net operating loss (NOLs) and deferred tax assets.

                                USE OF PROCEEDS

     The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sales of these shares.

                              SELLING STOCKHOLDERS

     The 15,760,658 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column "Number of Shares Offered Hereby" on the table set forth below consist of the following shares that were issued or are issuable in connection with the recapitalization: (1) 7,000,000 shares of our common stock issued to purchasers of our common stock in the private placement, (2) 6,260,658 shares of our common stock issued in exchange for $35.0 million of trust preferred securities, plus approximately $15.1 million of accrued and unpaid cash distributions thereon, and (3) 2,500,000 shares of our common stock issuable upon the conversion of the currently outstanding trust preferred securities at a conversion price of $14.00 per share. These shares of our common stock are included in this prospectus pursuant to the registration rights we granted to the selling stockholders in the share purchase agreement or the exchange agreement, as applicable, that we entered into in connection with the recapitalization. Our registration of these shares does not necessarily mean that any selling stockholder will sell any or all of its shares.

     The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of the date of this prospectus, except as disclosed below, and is based on information provided to us by each selling stockholder. We are not able to estimate the amount of shares that will be held by each selling stockholder after the completion of this offering because (1) the selling stockholders may sell less than all of the shares registered under this prospectus, (2) the selling stockholders may convert less than all of their trust preferred securities, and (3) to our knowledge, the selling stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the currently outstanding trust preferred securities will be converted into common stock and all the shares being registered pursuant to this prospectus will be sold. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale and reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

                                                                                    BENEFICIAL OWNERSHIP
                                                                                       AFTER OFFERING
                                             NUMBER OF SHARES                       ---------------------
                                            BENEFICIALLY OWNED   NUMBER OF SHARES   NUMBER OF
NAME                                        PRIOR TO OFFERING     OFFERED HEREBY      SHARES     PERCENT
----                                        ------------------   ----------------   ----------   --------
The Northwestern Mutual Life Insurance
  Company(1)..............................      3,754,568           3,754,568(2)            0      *
The Travelers Insurance Company(1)........      1,051,279           1,051,279(3)            0      *
The Travelers Indemnity Company(1)........      1,451,766           1,451,766(4)            0      *
MassMutual Corporate Investors(1).........        250,305             250,305(5)            0      *
MassMutual Participation Investors(1).....        125,152             125,152(6)            0      *
Massachusetts Mutual Life Insurance
  Company(1)..............................      1,001,218           1,001,218(7)            0      *
MassMutual Corp Value Partners(1).........        500,609             500,609(8)            0      *
MassMutual High Yield Partners II,
  LLC(1)..................................        625,761             625,761(9)            0      *
State of Wisconsin Investment Board.......      4,459,100           2,500,000       1,959,100      7.5%
Putnam Variable Trust -- Putnam VT Small
  Cap Value Fund..........................        369,300             261,700         107,600      *
Putnam Investment Funds -- Putnam Small
  Cap Value Fund..........................        885,700             728,900         156,800      *
Putnam World Trust II -- Putnam U.S. Small
  Cap Value Equity Fund...................         13,500               9,400           4,100      *

                                                                                    BENEFICIAL OWNERSHIP
                                                                                       AFTER OFFERING
                                             NUMBER OF SHARES                       ---------------------
                                            BENEFICIALLY OWNED   NUMBER OF SHARES   NUMBER OF
NAME                                        PRIOR TO OFFERING     OFFERED HEREBY      SHARES     PERCENT
----                                        ------------------   ----------------   ----------   --------
Fidelity Puritan Trust -- Fidelity
  Low-Priced Stock Fund(10)...............      1,782,000           1,250,000         532,000      2.0%
NTC -- Ironwood Capital Management Bell
  South Master Plan(10)...................        123,600              54,000          69,600      *
NTCC For Employees Benefit Trust(11)......        196,000              75,000         121,000      *
NTCC For Grantors Trust(11)...............        260,200             115,000         145,200      *
PNC/Hillview Alpha Fund(11)...............        105,700              43,000          62,700      *
IDEX/Isabelle Small Cap Value Fund(11)....        375,400             186,000         189,400      *
ICM/Isabelle Small Cap Value Fund(11).....      1,048,000             394,000         654,000      2.5%
University of Notre Dame(11)..............        308,900             159,000         149,900      *
NTCC Oregon(11)...........................        255,100             104,000         151,100      *
Heavingline & Co., for the account of
  Royce Opportunity Fund #6623(12)........        655,000             400,000         255,000      1.0%
Pictet & Cie, Geneva, for the benefit of
  Djursholm Investments, Inc.(12).........         99,400              50,000          49,400      *
Pictet & Cie, Geneva, for the benefit of
  Hov, Inc.(12)...........................         99,100              50,000          49,100      *
Pictet & Cie, Geneva, for the benefit of
  Inglestorp Investments, Inc.(12)........         99,100              50,000          49,100      *
Caxton International Limited..............        783,100             400,000         383,100      1.5%
LibertyView Funds, L.P....................        148,750             144,500           4,250      *
LibertyView Fund, LLC.....................         26,250              25,500             750      *

---------------

  *  Less than 1.0%

 (1) These selling stockholders have each agreed to not sell, transfer or otherwise dispose of our common stock for a period of 180 days following June 20, 2002. In addition, these stockholders as a group have been granted the right to appoint one representative to attend and observe meetings of our board of directors.

 (2) The number of shares offered by the selling stockholder include 1,071,429 shares of common stock that are issuable upon the conversion of currently outstanding preferred securities of our subsidiary trust.

 (3) The number of shares offered by the selling stockholder include 300,000 shares of common stock that are issuable upon the conversion of currently outstanding preferred securities of our subsidiary trust.

 (4) The number of shares offered by the selling stockholder include 414,286 shares of common stock that are issuable upon a conversion of currently outstanding preferred securities of our subsidiary trust.

 (5) The number of shares offered by the selling stockholder include 71,429 shares of common stock that are issuable upon a conversion of currently outstanding preferred securities of our subsidiary trust.

 (6) The number of shares offered by the selling stockholder include 35,714 shares of common stock that are issuable upon a conversion of currently outstanding preferred securities of our subsidiary trust.

 (7) The number of shares offered by the selling stockholder include 285,714 shares of common stock that are issuable upon a conversion of currently outstanding preferred securities of our subsidiary trust.

 (8) The number of shares offered by the selling stockholder include 142,857 shares of common stock that are issuable upon a conversion of currently outstanding preferred securities of our subsidiary trust.

 (9) The number of shares offered by the selling stockholder include 178,571 shares of common stock that are issuable upon a conversion of currently outstanding preferred securities of our subsidiary trust.

(10) The entity is a portfolio of an investment company registered under Section 8 of the Investment Company of 1940, as amended. Fidelity Management & Research Company ("FMR Co.") is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to such Fidelity fund identified above, and to other registered investment companies, and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation. The holdings are as of June 20, 2002.

(11) The shares of common stock shown as beneficially owned by the selling stockholder are also deemed to be beneficially owned by Ironwood Capital Management, L.L.C., which shares voting and dispositive power with respect to such shares.

(12) The shares of common stock shown as beneficially owned by the selling stockholder are also deemed to be beneficially owned by Royce & Associates, Inc., which shares voting and dispositive power with respect to such shares.

     This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus covers the preferred stock purchase rights that currently trade with our common stock and entitle the holders to purchase additional shares of our common stock under certain circumstances.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered, sold, or distributed from time to time by the selling stockholders named in this prospectus, or by their donees, pledgees, transferees, or other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock.

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

     - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     - in transactions involving cross or block trades or otherwise on any national securities exchange or quotation system, such as the Nasdaq National Market, on which our common stock may be listed or quoted;

     - in an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

     - in transactions in which brokers, dealers, or underwriters purchase the shares as principals and resell the shares for their own accounts pursuant to this prospectus;

     - in transactions "at the market" to or through market makers in our common stock;

     - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     - through transactions in options, swaps, or other derivatives that may or may not be listed on an exchange;

     - in privately negotiated transactions;

     - in transactions to cover short sales; or

     - in a combination of any of the foregoing transactions.

     In addition, the selling stockholders also may sell their shares in private transactions or in accordance with Rule 144 under the Securities Act rather than under this prospectus.

     From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by it. If a selling stockholder defaults in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. A selling stockholder also may transfer and donate shares in other circumstances. If a selling stockholder donates or otherwise transfers its shares, the number of shares beneficially owned by it will decrease as and when it takes these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, or other successors in interest will be selling stockholders for purposes of this prospectus.

     The selling stockholders may use brokers, dealers, underwriters, or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts, or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. In addition, the broker-dealers' or their affiliates' commissions, discounts, or concessions may qualify as underwriters' compensation under the Securities Act. Neither we, nor any selling stockholder, can presently estimate the amount of that compensation. We will make copies of this prospectus and any supplements or amendments hereto available to each selling stockholder or any of its agents or broker-dealers for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

     The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of or during that distribution. All of the above may affect the marketability of the shares and the availability of any person or entity to engage in market-making activities with respect to the shares.

     Under our agreements with the selling stockholders, we are required to bear the expenses relating to the registration of this offering. We are also obligated to cover up to an aggregate of $100,000 in legal expenses, including the legal expenses related to the review of this prospectus, for the selling stockholders who received shares of common stock in exchange for trust preferred securities. The selling stockholders will bear any underwriting discounts or commissions, brokerage fees or stock transfer taxes. We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of our common stock that are covered by this prospectus has been passed upon for us by Katten Muchin Zavis Rosenman, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 24, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. Information in this prospectus updates, and in some cases supersedes, information incorporated by reference from documents we have filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference in this prospectus.

     The following documents that we have previously filed with the SEC are incorporated by reference into this prospectus:

     - Our Annual Report on Form 10-K for our fiscal year ended June 24, 2001;

     - Our Quarterly Reports on Form 10-Q for our fiscal quarters ended September 23, 2001, December 24, 2001 and March 24, 2002; and

     - Our Current Reports on Form 8-K filed with the SEC on August 15, 2001, November 1, 2001, November 6, 2001, February 1, 2002, May 8, 2002, May 9, 2002 and June 24, 2002.

     In addition, all documents filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all of the shares covered by this prospectus are incorporated by reference into, and deemed a part of, this prospectus from the date of filing of those documents.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                              DT Industries, Inc.
                    Attention: General Counsel and Secretary
                             907 West Fifth Street
                               Dayton, Ohio 45407
                           Telephone: (937) 586-5600
                              Fax: (937) 586-5605

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the registration, issuance, and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

SEC Registration Fee........................................   $ 5,119
Legal Fees and Expenses.....................................    25,000
Accounting Fees and Expenses................................    20,000
Printing Fees and Expenses..................................    25,000
Miscellaneous...............................................     2,881
                                                               -------
          Total.............................................   $78,000
                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Our Amended and Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted under Delaware law of any person who is or was one of our directors or officers who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative, or investigative, because that person is or was serving as one of our directors or officers, or was serving at our request as a director or officer of any other enterprise. We have also entered into indemnification agreements with our directors and executive officers that provide for the indemnification described above and maintain directors' and officers' liability insurance. In addition, the selling stockholders have agreed to indemnify our officers and directors against certain liabilities arising in connection with this offering, including liabilities under the Securities Act.

     The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and our Amended and Restated Certificate of Incorporation.

ITEM 16.  EXHIBITS

  EXHIBIT
   NUMBER                            DESCRIPTION
  -------                            -----------
     4.1     Rights Agreement dated as of August 18, 1997 between DT
             Industries, Inc. and Chase Mellon Shareholder Services,
             L.L.C., as Rights Agent (incorporated herein by reference to
             Exhibit 1 to the Company's Form 8-K dated August 18, 1997, filed with the Commission on August 19, 1997)
     4.2     Amendment No. 1 to the Rights Agreement by and between DT
             Industries, Inc. and Chase Mellon Shareholder Services,
             L.L.C., dated as of November 5, 1998 (incorporated herein by reference to Exhibit 10 to the Company's Quarterly Report on
             Form 10-Q for the quarter ended December 27, 1998, filed
             with the Commission on February 10, 1999)
     4.3     Amendment No. 2 to the Rights Agreement by and between DT
             Industries, Inc. and Chase Mellon Shareholder Services,
             L.L.C., dated as of November 17, 2000 (incorporated by
             reference to Exhibit 4 to the Company's Quarterly Report on
             Form 10-Q for the quarter ended March 25, 2001, filed with the Commission on May 9, 2001)
     4.4     Specimen stock certificate representing DT Industries, Inc.
             common stock (incorporated by reference to the Company's
             Registration Statement on Form S-1, File No. 33-75174, filed with the Securities and Exchange Commission on February 11,
             1994)
     5       Opinion of Katten Muchin Zavis Rosenman
    23.1     Consent of PricewaterhouseCoopers LLP
    23.2     Consent of Katten Muchin Zavis Rosenman (included in Exhibit
             5)
    24       Power of Attorney (included on the signature page of this
             Registration Statement)
    99.1     Share Purchase Agreement, dated May 9, 2002, by and among DT
             Industries, Inc. and the purchasers listed on Schedule A
             thereto
    99.2     Exchange Agreement, dated May 9, 2002, by and among DT
             Industries, Inc., DT Capital Trust, Stephen J. Perkins, John
             M. Casper and Gregory D. Wilson, as the regular trustees of the Trust, The Bank of New York and each of the investors
             listed on Schedule A thereto
    99.3     Twelfth Amendment to Fourth Amended and Restated Credit
             Facilities Agreement, dated as of May 9, 2002

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dayton, Ohio on June 28, 2002.

                                          DT INDUSTRIES, INC.

                                          By:      /s/ JOHN M. CASPER
                                            ------------------------------------
                                                       John M. Casper
                                                  Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Casper and Dennis S. Dockins, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments and a registration statement registering additional securities pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons or their attorneys-in-fact in the capacities indicated on June 28, 2002.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

               /s/ JAMES J. KERLEY                           Chairman of the Board of Directors
 ------------------------------------------------
                 James J. Kerley


              /s/ STEPHEN J. PERKINS                  President, Chief Executive Officer and Director
 ------------------------------------------------              (Principal Executive Officer)
                Stephen J. Perkins


                /s/ JOHN M. CASPER                       Senior Vice President -- Finance and Chief
 ------------------------------------------------        Financial Officer (Principal Financial and
                  John M. Casper                                    Accounting Officer)


              /s/ WILLIAM H. T. BUSH                                      Director
 ------------------------------------------------
                William H.T. Bush


               /s/ CHARLES A. DILL                                        Director
 ------------------------------------------------
                 Charles A. Dill


               /s/ LEE M. LIBERMAN                                        Director
 ------------------------------------------------
                 Lee M. Liberman

                    SIGNATURE                                              TITLE
                    ---------                                              -----


                /s/ JOHN F. LOGAN                                         Director
 ------------------------------------------------
                  John F. Logan


              /s/ CHARLES F. POLLNOW                                      Director
 ------------------------------------------------
                Charles F. Pollnow


              /s/ ROBERT C. LANNERT                                       Director
 ------------------------------------------------
                Robert C. Lanneret

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                            DESCRIPTION
  -------                            -----------
     5       Opinion of Katten Muchin Zavis Rosenman
    23.1     Consent of PricewaterhouseCoopers LLP
    23.2     Consent of Katten Muchin Zavis Rosenman (included in Exhibit
             5)
    24       Power of Attorney (included on the signature page of this
             Registration Statement)
    99.1     Share Purchase Agreement, dated May 9, 2002, by and among DT
             Industries, Inc. and the purchasers listed on Schedule A
             thereto
    99.2     Exchange Agreement, dated May 9, 2002, by and among DT
             Industries, Inc., DT Capital Trust, Stephen J. Perkins, John
             M. Casper and Gregory D. Wilson, as the regular trustees of the Trust, The Bank of New York and each of the investors
             listed on Schedule A thereto
    99.3     Twelfth Amendment to Fourth Amended and Restated Credit
             Facilities Agreement, dated as of May 9, 2002